                                                          Exhibit (10)(q)

                              Amended and Restated
                          Plan and Agreement of Merger
                                  by and among
             Thinking Machines Corporation, a Delaware corporation,

                    OTMC Corporation, a Delaware corporation,

                                       and

                 TMC Acquisition Corp., a Delaware corporation,
                                   dated as of
                                 January 9, 1996

                                                                   Exhibit 10(q)

                AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER

         THIS AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER (the "Agreement") is executed as of January 9, 1996 by and among Thinking Machines Corporation, a Delaware corporation and a debtor-in-possession under the Bankruptcy Code (together with its subsidiaries, as applicable, "RTMC"), OTMC Corporation, a newly-formed Delaware corporation (together with its subsidiaries, as applicable, "OTM") and TMC Acquisition Corp., a Delaware corporation ("TMCA Co.").

                                    RECITALS

         A. Pursuant to or in connection with the plan of reorganization of RTMC filed jointly by RTMC and the Official Committee of Unsecured Creditors of Thinking Machines Corporation (the "Creditors Committee") on or about November 8, 1995 with the United States Bankruptcy Court for the District of Massachusetts and to be filed in an amended form with such court on or about January 9, 1996 (the "Plan"), RTMC intends to reorganize and to restructure its equity capitalization, in part by transferring all of its operating assets, subject to certain associated liabilities, to OTM, which will succeed to certain portions of the business of RTMC from and after the Effective Date of the Plan.

         B. In connection with the consummation of the Plan, RTMC desires to raise an aggregate of $10,000,000 for OTM, by a new investment from TMCA Co.

         C. The parties hereto have determined to effect such reorganization and financing through a tax-free merger of TMCA Co. with and into OTM pursuant to
Section 368(a) of the Code (as hereinafter defined).

         D. Prior to the consummation of the merger, OTM and TMCA Co. will execute the Certificate of Merger to effectuate the merger of TMCA Co. into OTM. The transaction described in this Agreement and the Certificate of Merger is referred to in this Agreement as the "Merger."

         E. TMCA Co., as borrower, and Ladenburg Thalmann Capital Corp., a Delaware corporation, as lender ("Lender"), have entered into that certain Bridge Loan and Security Agreement dated as of even date herewith ("Loan Agreement") pursuant to which, inter alia, the Lender has provided TMCA Co. with financing to meet its obligations hereunder and TMCA Co. has provided the Lender with certain collateral security and equity conversion rights.

         F. RTMC, OTM and TMCA Co. desire to make certain representations and warranties and other agreements in connection with the Merger.

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         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I.                 DEFINITIONS.

         As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" has the meaning ascribed to it in Section (a)(1) of Rule 144 promulgated under the Securities Act.

         "Associated Liabilities" shall have the meaning set forth in Appendix 1 to the Plan.

         "Audited Financials" has the meaning set forth in Section
3.5(a) hereof.

         "Bankruptcy Case" shall mean the case under Title 11, United States Code, of Thinking Machines Corporation pending in the United States Bankruptcy Court for the District of Massachusetts (Case No. 94-15405-WCH).

         "Bankruptcy Code" means Title 11, Section 101 et seq. of the United States Code titled "Bankruptcy," as amended from time to time, and any successor statute thereto.

         "Bankruptcy Court" means the United States Bankruptcy Court for the District of Massachusetts.

         "Benefit Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by RTMC for the benefit of any employee or former employee of RTMC.

         "By-Laws" means the amended and restated by-laws of OTM in effect on the Closing Date, substantially in the form of Exhibit C to this Agreement.

         "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of OTM, filed with the Secretary of State of Delaware on the Closing Date, substantially in the form of Exhibit B to this Agreement.


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         "Certificate of Merger" means the certificate of merger to be filed with the Secretary of State of Delaware in the form attached hereto as Exhibit A to effectuate the merger of TMCA Co. into OTM.

         "Class A Warrant" means a warrant of OTM exercisable for shares of Common Stock at a purchase price of $3.01 per share until December 31, 2000, in the form of Exhibit D1 to this Agreement, issued to the Stockholders pursuant to the Merger.

         "Class B Warrant" means a warrant of OTM exercisable for shares of Common Stock at a purchase price of $3.01 per share until December 31, 2000, in the form of Exhibit D2 to this Agreement, issued to the Holders of Allowed Claims pursuant to the Plan.

         "Class C Warrant" shall have the meaning set forth in Section 8.20 of this Agreement.

         "Closing" shall have the meaning set forth in Section 2.3 of this Agreement.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Common Stock" means the common stock, $.001 par value, of OTM which will issue to the Stockholders pursuant to the Merger and to various other parties.

         "Confirmation Hearing" shall mean the Bankruptcy Court hearing on confirmation of the Plan.

         "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

         "Confirmed Plan" shall mean the plan of reorganization of RTMC, in the form confirmed by the Bankruptcy Court.

         "Creditors Committee" has the meaning set forth in Recital A of this Agreement.

         "Disclosure Statement" means the Disclosure Statement For the Joint Plan of Reorganization dated January 16, 1996 of RTMC filed with and approved by the Bankruptcy Court.

         "Due Inquiry" shall mean such inquiry of responsible employees of the corporate entity in question as well as appropriate internal and external follow-up on

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the responses received from such employees as is reasonable in light of the facts and circumstances.

         "Effective Date" shall have the meaning ascribed to such term in the Plan.

         "Effective Time of the Merger" shall have the meaning set forth in
Section 2.1 of this Agreement.

         "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened release of Materials of Environmental Concern (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         "Equity Committee" shall have the meaning set forth in Appendix 1 to the Plan.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

         "Escrow Agent" shall mean State Street Bank and Trust
Company.

         "Escrow Agreement" shall have the meaning set forth in
Section 7.1 of this Agreement.

         "Excluded Patents" shall have the meaning set forth under the definition "Patents" in Appendix 1 to the Plan.

         "Final Order" shall have the meaning set forth in Appendix
1 to the Plan.

         "Financial Statements" shall mean the audited and unaudited financial statements of RTMC, more fully described in Section 3.5 hereof.

         "GAAP" means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

         "Governmental Entity" means any federal, state, local or foreign legislative body, court, government, department or instrumentality, or governmental, administrative or regulatory authority or agency.

         "Governmental Rule" shall mean any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any

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similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Government Entity, whether now or hereafter in effect.

         "Holders of Allowed Claims" and "Holders of Allowed Interests" shall mean certain of the creditors and equity holders of RTMC, as further described in the Plan.

         "Holders of Claims" shall mean all holders of Claims, as defined in the Plan, which are in excess of Two Thousand Dollars ($2,000).

         "Immaterial Noncompliance" has the meaning set forth in Section 4.11 hereof.

         "Intellectual Property Rights" has the meaning set forth in Section
3.12 hereof.

         "Lender" shall mean Ladenburg Thalmann Capital Corp. or its assignee.

         "Liens" has the meaning set forth in Section 3.10 hereof.

         "Loan Agreement" shall mean that certain Bridge Loan and Security Agreement dated as of January __, 1996 between TMCA Co. and the Lender.

         "Material Adverse Effect" means any change or effect that, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to the business, results of operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities of the entity; provided, however, that with respect to RTMC, neither (i) a decrease of twenty percent (20%) or less in net income before reorganization items, income taxes and extraordinary credit reflected in the Projected Financial and Operating Results - Consolidated Statements Of Operations PreConfirmation of RTMC for its fiscal year ending December 31, 1995 attached to the Disclosure Statement as Exhibit 2 (subject to reduction as a result of adjustment of the revenues projected for the anticipated fourth quarter sale to Lockheed Corp.) nor (ii) any increase or decrease in any other line item from the corresponding line item in such projected financials shall be deemed a Material Adverse Effect.

         "Material Contracts" has the meaning set forth in Section 3.13 hereof.

         "Materials of Environmental Concern" means hazardous substances as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section9601 et seq. and hazardous wastes as defined under the Resource Conservation and Recovery Act, 52 U.S.C. Section6901, et seq. and petroleum and petroleum products and such other chemicals, materials or substances as are listed as "hazardous wastes", "hazardous materials", "toxic substances", or words of similar import under any similar federal, state, local or foreign laws.

         "Merger" shall mean the merger of TMCA Co. into OTM effected pursuant to this Agreement.

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         "Net Offering Proceeds" shall mean the cash proceeds received by TMCA
Co. in the TMCA Co. Placement after payment of all associated commissions, costs and expenses incurred by TMCA Co.

         "Operating Assets" shall have the meaning set forth in Appendix 1 to the Plan.

         "OTM" has the meaning set forth in the first paragraph of this Agreement.

         "OTM Management" shall mean Robert L. Doretti, Robert J. LaBossiere, Jacek Myczkowski and S. Grady Putnam.

         "Partnership" shall have the meaning ascribed to such term in the Loan Agreement or , if no such Partnership is formed as provided for in the Term Sheet (as defined in the Loan Agreement), then Partnership means the Lender.

         "Patent Entity" shall mean TM Patents, L.P., a Delaware limited partnership to be created pursuant to the Plan, to which will be transferred (i) the Excluded Patents and (ii) the Software Patents, subject to transfer of the Software Patents to OTM at such time as the full amount due to TM Patents from OTM under the TM Patents Financing has been paid.

         "Patent License" shall mean that certain license of the Excluded Patents from the Patent Entity to OTM, as described in the Plan.

         "Plan" means the Joint Plan of Reorganization of RTMC, dated November 8, 1995, as filed with the Bankruptcy Court.

         "Pro Formas" has the meaning set forth in Section 3.5(b) hereof.

         "Property" or "Properties" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible but expressly excluding Excluded Patents and Software Patents.

         "Registration Rights Agreement" means the Transfer, Registration and Other Rights Agreement to be entered into on the Closing Date among OTM, the Stockholders (as hereinafter defined), the Holders of Allowed Claims, the Partnership and the Patent Entity, substantially in the form negotiated by the parties hereto, the Lender and the Creditors Committee on or before Janaury 10, 1996, which (i) shall not contain any lockups or other transfer restrictions on the transferability of the Class A Warrant, Class B Warrant, shares of Series A Preferred Stock, or shares of the Common Stock issued in connection with the Plan or the Merger or in connection with the exercise of Class A Warrants, Class B Warrants, Class C Warrant or the conversion of Series A Preferred Stock, except those in favor of an underwriter for the Common Stock, which restrictions shall be equally applicable to all holders of Common Stock (other than employees who shall be

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

subject to a different set of restrictions), (ii) shall provide for demand and "piggyback" registration rights for the Stockholders (other than OTM Management) and the Lender, and (iii) shall provide for "piggyback" registration rights for OTM Management, the Holders of Allowed Claims and the Patent Entity and shall require that all such holders be included on a pari passu basis with any and all holders of Common Stock selling in such registered offering.

         "Related Agreements" has the meaning set forth in Section 3.3 hereof.

         "Remedies Exception" shall mean (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and transfer and other similar laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

         "Representative" shall mean George G. Levin, the representative of the Stockholders (as hereinafter defined).

         "Required Net Offering Proceeds" shall mean Ten Million Dollars ($10,000,000) in proceeds to be raised by TMCA Co. after payment of all associated commissions, costs and expenses incurred by TMCA Co. and after setting aside the reserves required by Section 9.8.

         "Restructuring" means all of the material transactions contemplated by, or in connection with, the Plan, as described in the Disclosure Statement, including, but not limited to, (i) the transfer of all of the Operating Assets , subject to Associated Liabilities, to OTM and of the Patents and Software Patents to the Patent Entity, subject to a subsequent transfer of the Software Patents to OTM if and when the TM Patents Financing is completed, (ii) the filing of the Certificate of Incorporation with the Secretary of State of Delaware, (iii) the Merger and associated issuance by OTM of 4,150,000 shares of Common Stock and 1,250,000 Class A Warrants to the Stockholders (as hereinafter defined), and (iv) the TM Patents Financing.

         "RTMC" shall have the meaning set forth in the first paragraph of this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         "Software Patent License" shall mean the exclusive license of the Software Patents from the Patent Entity to OTM, which shall contain a provision as to

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

automatic transfer of the Software Patents to OTM at the completion of the TM Patents Financing.

         "Software Patents" shall have the meaning set forth" in Appendix 1 to the Plan.

         "Stockholder" means a stockholder of TMCA Co..

         "Subsidiaries" means, with respect to any person, any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any Subsidiaries) owns, directly or indirectly, 50% or more of the outstanding stock or other equity interest, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "Tax Return" means any report, return, information statement or other information required to be supplied to any federal, state, local or foreign taxing authority in connection with Taxes.

         "Taxes" means all taxes, charges, fees, levies, duties or other assessments, including without limitation all net income, gross income, gross receipts, franchise, value added, sales, use, property, ad valorem, transfer, withholding, profits, license, employee, payroll, social security, unemployment, excise, estimated, severance and any other taxes, duties, withholdings, fees, assessments or charges of any kind whatsoever, including any interest, penalties or additional amounts attributable thereto, imposed by any federal, state, local or foreign taxing authority.

         "Termination Date" shall mean the later of March 31, 1996 or 60 calendar days after the Termination of the Appeal Period, provided that the Termination of the Appeal Period shall have occurred on or before February 28, 1996, unless either such date has been extended by the written agreement of the parties hereto and the Lender.

         "Termination of the Appeal Period" has the meaning set forth in Section
8.2 hereof.

         "TM Patents Financing" shall mean the Two Million Dollar ($2,000,000) payment from OTM to the Patent Entity in consideration for the Patent License, as further described in the Plan.

         "TM Patents Note" shall have the meaning set forth in Appendix 1 to the Plan.

         "TMCA Co." has the meaning set forth in the first paragraph of this Agreement.

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

         "TMCA Co. Class A Warrants" means the Class A warrants of TMCA Co. issued to certain Stockholders prior to the Merger.

         "TMCA Co. Loan" shall mean the loan from the Lender to TMCA Co. pursuant to the Loan Agreement.

         "TMCA Co. Stock" shall mean the common stock, $.001 par value, of TMCA Co. issued to the Stockholders prior to the Merger.

         "Unaudited Financials" has the meaning set forth in Section 3.5(a) hereof.

Article II.                PLAN OF REORGANIZATION; CLOSING.

         2.1 Effective Time of the Merger. Subject to the conditions of this Agreement, as of the Closing Date TMCA Co. and OTM shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware. The term "Effective Time of the Merger" as used herein shall mean the later of the date of the filing of such Certificate of Merger with the Secretary of the State of Delaware or the date of the Closing under Section 2.3 hereof.

         2.2 Merger of TMCA Co. into OTM. At the Effective Time of the Merger and on the terms and subject to the conditions contained herein, TMCA Co. shall be merged into OTM, which shall be the surviving corporation.

                  (a) Conversion of TMCA Co. Common Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder thereof, each outstanding share of TMCA Co. Stock shall be exchanged for and converted into one share of Common Stock.

                  (b) Conversion of TMCA Co. Class A Warrants. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder thereof, each outstanding TMCA Co. Class A Warrant shall be exchanged for and converted into a Class A Warrant exercisable for the same number of shares of Common Stock as the number of shares of TMCA Co. Stock for which the TMCA Co. Class A Warrant was exercisable.

                  (c) Conversion of TMCA Co. Loan. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Lender or TMCA Co., the TMCA Co. Loan shall be converted into and exchanged for 3,325,000 shares of Common Stock, Class A Warrants exercisable for 980,000 shares of Common Stock and the Class C Warrant.

                  (d) Issuance and Delivery of Common Stock and Warrants to the Stockholders. OTM shall reserve from its authorized Common Stock a sufficient number of shares to provide for all issuances of Common Stock at the Closing and upon exercise of the Class A Warrants and the Class C Warrant issued at the


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Closing pursuant to this Agreement. As soon as practicable after the Closing,
OTM shall deliver (i) to each Stockholder, certificates representing the aggregate number of shares of Common Stock into which such Stockholder's shares of TMCA Co. Stock have been converted pursuant to Section 2.2(a), (ii) to each holder of TMCA Co. Class A Warrants, a Class A Warrant exercisable for the number of shares of Common Stock as determined pursuant to Section 2.2(b), upon surrender by the Stockholder and the holder of such Warrants to OTM of one or more certificates for the Stockholder's shares of TMCA Co. Stock and/or TMCA Co. Class A Warrants, as the case may be, for cancellation and (iii) to the Lender, upon conversion of the TMCA Loan, a stock certificate for 3,325,000 shares of Common Stock, a Class A Warrant exercisable for 980,000 shares of Common Stock and the Class C Warrant exercisable for up to 681,181 shares of Common Stock in accordance with Section 8.20 hereof.

                  (e) Structure of Surviving Corporation. From and after the Effective Time of the Merger until duly amended or changed:

                           (i) The Certificate of Incorporation of OTM on and as of the Effective Time of the Merger shall be the Certificate of Incorporation of the surviving corporation.

                           (ii)     The By-Laws of OTM on and as of the
                                    Effective Time of the Merger shall be the By-Laws of the surviving corporation.

                           (iii) The name of the surviving corporation shall be Thinking Machines Corporation.

         2.3 The Closing. The closing of the transactions contemplated hereby (the "Closing") will take place as promptly as practicable following the satisfaction or waiver of the conditions set forth in Articles VIII and IX hereof at the offices of Hill & Barlow, One International Place, Boston, MA 02110 or such other place as the parties may mutually agree.

Article III.               REPRESENTATIONS AND WARRANTIES OF RTMC AND OTM.

         As a material inducement to TMCA Co. to enter into and perform this Agreement and to the Lender to enter into and perform the Loan Agreement, RTMC hereby represents and warrants (provided, however, that each of the following representations and warranties made with respect to the Subsidiaries shall be deemed a misrepresentation only to the extent that the failure of such representation or warranty to be true and accurate with respect to a Subsidiary would have a Material Adverse Effect on RTMC (prior to the Effective Date) or OTM (on or after

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the Effective Date)) on and as of the date hereof and OTM hereby represents on and as of the date hereof and on and as of the Closing Date that:

         3.1 RTMC's and OTM's Organization and Corporate Authority. Each of RTMC and OTM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subject to the jurisdiction of the Bankruptcy Court, RTMC: (i) has full power and authority to own or lease and use its properties and assets and to carry on its business as such business is now conducted and (ii) is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except such jurisdictions in which the failure to qualify would not have a Material Adverse Effect. On the Closing Date, OTM will: (i) have full power and authority to own or lease and use its properties and assets and to carry on its business as such business is now conducted and (ii) be duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except such jurisdictions in which the failure to qualify would not have a Material Adverse Effect. RTMC maintains its principal place of business in Bedford, Massachusetts. At the Closing Date, OTM will maintain its principal place of business in Bedford, Massachusetts. OTM will conduct no business prior to the Effective Date without the consent of TMCA Co. and the Lender, which consent will not be unreasonably withheld.

         3.2 Charter and By-Laws. On the Closing Date, the charter documents of OTM shall be in the form of the Certificate of Incorporation and By-Laws which shall contain no anti-takeover provisions and which shall provide that OTM may redeem the Series A Preferred Stock at any time after the earlier of (i) 18 months from the Effective Date, or (ii) the effective date of a registration statement for the Initial Primary Offering of OTM (as defined in Section 5(a) of the Certificate of Incorporation).

         3.3 No Violation. Neither the execution and delivery by RTMC or OTM of this Agreement or any other agreement or instruments required by the provisions of this Agreement, including, without limitation, the Escrow Agreement (collectively, the "Related Agreements") to which RTMC or OTM may be a party, nor consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof will, except as set forth on Schedule 3.3 hereto: (i) conflict with or violate the charter or the by-laws of RTMC or OTM, as the case may be, (ii) subject to Bankruptcy Court approval, result in a material violation of any Governmental Rule binding on RTMC or OTM or any of their respective Properties or (iii) result in a material violation of any agreement or instrument to which RTMC or OTM, as the case may be, is a party or by which RTMC or OTM is bound or to which RTMC or OTM is subject, or constitute a default thereunder or result in the imposition of any Lien upon any of the Properties of RTMC or OTM

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

pursuant to the terms of any such agreement or instrument (except as contemplated by this Agreement).

         3.4      Capitalization.

                  (a) On the Closing Date, after giving effect to the Plan, the Restructuring and the Merger, the authorized capital stock of OTM will consist of 20,000,000 shares of Common Stock and 3,000,000 shares of blank check preferred stock, of which 350,000 shares shall have been designated Series A Preferred Stock, $10.00 par value, and of which (i) 825,000 shares of Common Stock and Class A Warrants exercisable for 270,000 shares of Common Stock will be issued to the Stockholders in exchange for all of the issued and outstanding TMCA Co. Stock and TMCA Co. Class A Warrants (of which 400,000 shares of Common Stock shall be issued to Stockholders comprising OTM Management), (ii) 3,250,000 shares of Common Stock and Class A Warrants exercisable for 980,000 shares of Common Stock will be issued to Lender upon conversion of the TMCA Co. Loan,
(iii) 875,000 shares of Common Stock and Class B Warrants exercisable for 125,000 shares of Common Stock will be issued to Holders of Allowed Claims under the Plan, (iv) 375,000 shares of Common Stock will be issued to the Patent Entity pursuant to the Plan, (v) 350,000 shares of Series A Preferred Stock will be issued to Holders of Allowed Claims under the Plan, (vi) an aggregate of 350,000 shares of Common Stock will be reserved for other employee issuances and/or option grants after the Closing Date, (vii) an aggregate of up to 19,000 shares of Common Stock will be issued to the employees of OTM (in increments of 100 shares per employee) pursuant to the Plan, (viii) a sufficient number of shares of Common Stock will be reserved for issuance upon conversion of the Series A Preferred Stock and (ix) a Class C Warrant exercisable for up to 681,181 shares of Common Stock will be issued to Lender. All shares of Common Stock to be issued to the Stockholders pursuant to the Merger and issuable upon exercise of the Class A Warrants will be duly reserved for issuance on and prior to the Closing Date. When issued to the Stockholders as contemplated by this Agreement, the 4,150,000 shares of Common Stock, and the 1,250,000 shares of Common Stock issuable upon exercise of the Class A Warrants and payment therefor will be validly issued, fully paid and non-assessable.

                  (b) On the Closing Date, after giving effect to the Plan, the Restructuring and the Merger, except as set forth in Section 3.4(a) above, OTM will not have outstanding any capital stock or securities convertible into or exchangeable for any shares of capital stock and there will be no options, warrants or other rights, agreements, arrangements or commitments of any character to which OTM is a party or otherwise obligating OTM to issue or sell, or entitling any person to acquire from OTM, and OTM will not be a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of its capital stock or securities convertible into or exchangeable for any of its capital stock.

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

                  (c) Upon delivery to the Stockholders and the Lender, as the case may be, of (i) the certificate(s) representing the Common Stock upon conversion of the TMCA Co. Stock or conversion of the TMCA Co. Loan, as the case may be, and (ii) the Class A Warrant certificates upon conversion of the TMCA Co. Class A Warrants pursuant to the Merger in accordance with the terms of this Agreement or conversion of the TMCA Co. Loan, as the case may be, OTM will transfer to each Stockholder and the Lender, as the case may be, good and valid title to the Common Stock and/or to the Class A Warrants, as the case may be, being issued to each such Stockholder, and the Lender, as the case may be, free and clear of any adverse claim or Lien, other than adverse claims or Liens, if any, created by such Stockholder and the Lender, as the case may be.

         3.5      Financial Statements.

                  (a) RTMC has delivered to TMCA Co. an audited balance sheet of RTMC as at the close of its fiscal year ended December 31, 1992, together with related audited statements of income, stockholders' equity and cash flows for the year then ended, certified by independent public accountants, all of which financial statements (including the notes thereto) for such one-year period are called the "Audited Financials" and are attached hereto as Exhibit F.

                  RTMC has also delivered to TMCA Co. unaudited balance sheets as of December 31, 1993 and 1994 and October 1, 1995, together with related statements of income, stockholders' equity and cash flows for the twelve and six-month periods, respectively, then ended, certified by the principal financial and accounting officer of RTMC, all of which financial statements (including the notes thereto) are referred to collectively as the "Unaudited Financials" and are or will prior to the Closing be attached hereto as Exhibit
G. The Audited Financials and the Unaudited Financials are hereinafter sometimes collectively referred to as the "Financial Statements."

                  The Financial Statements, when delivered in accordance with this Section, will fairly present, in all material respects, the financial position and results of operations of RTMC on the dates and for the fiscal periods then ended in accordance with GAAP.

                  The audit of the 1993 and 1994 Unaudited Financials pursuant to Section 8.17 hereof will not reveal any Material Adverse Effect from the financial condition of RTMC reflected in the Unaudited Financials and the report issued in connection with the audit shall not contain any qualifications, other than a going concern qualification and a qualification with respect to any adjustments required as a result of the Confirmed Plan, that are not acceptable to TMCA Co. and the Lender in the reasonable exercise of its sole discretion.

                  (b) OTM shall deliver to TMCA Co. and the Lender on or before the Effective Date a pro forma unaudited balance sheet as of the end of the month next preceding the Effective Date by at least 15 business days, assuming that all events described in the Plan to have occurred on or before the Effective Date, including but not limited to the Restructuring, have occurred (the "Pro Formas").

                  The Pro Formas, when delivered in accordance with this Section, will fairly present, in all material respects, the financial position of OTM on the Effective Date in accordance with GAAP.

                  (c) Except as described in the Disclosure Statement, RTMC owes, and on the Closing Date OTM will owe, no claims (including, but not limited to, any claims as defined in Section 101(5) of the Bankruptcy Code), liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on the respective balance sheets of RTMC or OTM or disclosed in footnotes thereto, all in accordance with GAAP, except for claims, liabilities or obligations reflected or reserved against in the Financial Statements or in the Pro Formas, as the case may be, or disclosed in footnotes thereto.

         3.6 No Adverse Change. Except (a) as set forth in Schedule 3.6 or (b) as set forth in the Disclosure Statement or (c) for such changes contemplated by or provided for in the Plan, since October 1, 1995 with respect to RTMC and since its incorporation with respect to OTM, (i) each of RTMC and OTM has conducted its business, operations and affairs in the ordinary course of business consistent with past practice; and (ii) there has not been any change, condition or event that, individually or in the aggregate, has had or will have a Material Adverse Effect with respect to either RTMC or OTM.

         3.7 Subsidiaries. RTMC has no Subsidiaries and at the Closing Date OTM will have no Subsidiaries except as set forth on Schedule 3.7 hereto, which lists each Subsidiary, the capital structure of such Subsidiary, and its jurisdiction and date of incorporation. Neither RTMC nor OTM owns, directly or indirectly, other than for investment purposes, any of the capital stock of any other corporation, association, trust or similar entity, any interest in the equity of any partnership or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state or country of its jurisdiction.

         3.8 Taxes. RTMC has filed all federal, state, local and other Tax Returns which are required to be filed by it and which were due prior to the date of this Agreement. Except as set forth in Schedule 3.8 hereto, RTMC has paid or caused to be paid in full or has made or has caused to be made adequate provision for on its books and records (in accordance with GAAP) all Taxes shown to be due on such Tax Returns (in accordance with GAAP), for all Taxes payable by RTMC. All federal, state, local and other Taxes accruable since the end of the respective periods covered by such returns and up to the date hereof and the Closing Date have or will have been paid or accrued on the books of RTMC or OTM, as the case may be.

         No federal income Tax Returns of RTMC have been audited by the Internal Revenue Service, and RTMC has granted no power of attorney to any person to represent it before the Internal Revenue Service. No federal or state tax liabilities have been assessed or proposed which remain unpaid other than assessments for Taxes that in the aggregate would not have a Material Adverse Effect. RTMC is not aware of any basis upon which any assessment for a material amount of additional Taxes could be made. No state excise or business and occupation tax returns of RTMC have been audited, and no state tax liabilities have been assessed or proposed which remain unpaid.

         All current Taxes which RTMC or OTM is required by law to withhold or collect have been withheld or collected and have been paid over to the proper Governmental Entities or are properly held by RTMC or OTM, as the case may be, for such payment, and all withholdings, collections or other payments payable in connection therewith as of October 1, 1995 are fully reflected or disclosed in the Balance Sheet as at such date. All such Taxes are and will be so withheld, collected, paid over or held for payment as of the date of this Agreement and the Closing. No waivers of statutes of limitations with respect to any Tax Returns of RTMC nor extensions of time for the assessment of any Tax have been given which are now in effect.

         3.9 Interests of Officers. Except for normal advances for business expenses incurred in the ordinary course of business, no officer, director, or, to the best knowledge of RTMC or OTM after Due Inquiry, 10% or greater stockholder of RTMC or OTM nor any Affiliate of any of the foregoing parties has any loan or other obligation outstanding to or from RTMC or OTM, as the case may be, or for which RTMC or OTM, as the case may be, is or may be liable under guaranty or otherwise, or has any interest (other than a less than 1% interest in a publicly traded company) in any firm, person or entity with which RTMC has entered into any contract or lease, or with which RTMC or OTM, as the case may be, does business and which would influence that person in doing business with RTMC, other than as disclosed in Schedule 3.9.

         3.10 Property. On the Closing Date after giving effect to the Plan and the Restructuring, OTM will have good and valid and in the case of real property, marketable title to all material Properties and assets which it purports to own (real, personal and mixed, tangible and intangible, including all forms of intellectual property and intellectual property rights but expressly excluding Excluded Patents and Software Patents), including, without limitation, all the material Properties and assets reflected on the Balance Sheet, but expressly excluding Excluded Patents and Software Patents, and all material Properties and assets purchased by RTMC or by OTM since the date of the Balance Sheet, except for Properties or assets disposed of since such date in the ordinary course of business consistent with RTMC's past practice. All material Properties and assets of OTM will be free and clear of all liens, mortgages, claims (including, but not limited to, any claims as defined in Section 101(5) of the Bankruptcy Code), interests, charges, security interests or other encumbrances or adverse interests of any nature whatsoever and other title or interest retention arrangements ("Liens"), except
(a) as reflected on the Financial Statements, (b) statutory Liens of carriers, warehousemen, mechanics, workmen and materialmen for liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not yet delinquent or are being contested in good faith, (c) such defects, irregularities, encumbrances and other imperfections of title as normally exist with respect to property similar in character and that, individually or in the aggregate together with all other such exceptions, do not and would not have or result in a Material Adverse Effect, and (d) Liens for accrued but unpaid Taxes for which payment is not yet due.

         3.11. Insurance. All current primary, excess and umbrella policies of insurance owned by, or held by or on behalf of, or providing insurance coverage to RTMC are in full force and effect, are listed on Schedule 3.11 hereto and will, unless otherwise stated in Schedule 3.11, be transferred to OTM on and as of the Effective Date and shall be in full force and effect for the benefit of OTM on the Closing Date. With respect to all such insurance policies providing insurance coverage to RTMC, no premiums are in arrears, no notice of cancellation or termination has been received with respect to any such policy, other than notices of cancellation or termination routinely sent at the end of a policy term, and all such insurance policies are valid, outstanding, collectible and enforceable policies. To the best knowledge of RTMC after Due Inquiry, the insurance coverage of RTMC is consistent with the coverage maintained by corporations of similar size and engaged in similar lines of business.

         3.12 Intellectual Property. Set forth on Schedule 3.12 is a true and complete list of all material trademarks, service marks, trademark and service mark applications, trade names, copyright registrations and licenses presently used by RTMC or necessary for the conduct of RTMC's business as conducted, as well as any agreement under which RTMC has access to any confidential information used by RTMC in its business (the "Intellectual Property Rights"). RTMC owns, or has the right to use under the agreements or upon the terms described in Schedule 3.12, and on the Closing Date OTM will own, or have such right to use, all of the Intellectual Property Rights.

         3.13 Material Contracts. Set forth on Schedule 3.13(a) is a list of each note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation of RTMC, that (i) either (a) involves payments or receipts by RTMC in excess of $50,000 in the aggregate per agreement (except that service contracts need not be disclosed unless they involve payments to or from RTMC in excess of $100,000 in the aggregate per agreement), (b) relates to the borrowing of money by, or any extension of credit to RTMC (other than ordinary course extensions of credit by vendors not exceeding 60 days), (c) is a material license to or from others of Intellectual Property Rights or (d) is otherwise not in the ordinary course of business and is material to the business or financial condition of RTMC (a contract meeting the requirements of (a), (b), (c) or (d) above, a "Material Contract") and (ii) will be assigned to and assumed by OTM on the Effective Date. Set forth on Schedule 3.13(b) is a list of each Material Contract, other than those listed on Schedule 3.13(a), to which OTM will be a party on and as of the Closing Date. Except as set forth on Schedule 3.13(c), after giving effect to the Plan and the Restructuring, (i) each such contract of RTMC which is being assumed pursuant to the Plan will be in full force and effect and will constitute a legal, valid and binding obligation of RTMC and, to the best knowledge of RTMC, each other party thereto, and will be enforceable against the parties thereto in accordance with its terms as modified, if applicable, under the Plan or pursuant to Bankruptcy Court order, and except to the extent that such enforceability is limited by the Remedies Exception and (ii) all such agreements shall have been assumed pursuant to Section 365 of the Bankruptcy Code prior to the Closing Date. Except as set forth on Schedule 3.13(c), on the Closing Date each Material Contract to which OTM is a party will be in full force and effect and will constitute a legal, valid and binding obligation of OTM and, to the best knowledge of OTM after Due Inquiry, each other party thereto, and will be enforceable against the parties thereto in accordance with its terms as modified, if applicable, under the Plan or pursuant to Bankruptcy Court order, and except to the extent that such enforceability is limited by the Remedies Exception. Set forth in Schedule 3.13(d) is a list of each Material Contract not being assigned to and assumed by OTM.

         3.14 Litigation. Except as set forth on Schedule 3.14, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of RTMC or OTM, threatened before any Governmental Entity against RTMC or OTM, or its respective businesses or properties, and neither RTMC nor OTM is the subject of any order or decree that will not be discharged in bankruptcy.

         3.15 Finder's Fee. Neither RTMC nor OTM has incurred any obligation of any kind whatsoever to any party for a finder's fee in connection with the transactions contemplated by this Agreement.

         3.16. Employee Benefit Plans. Schedule 3.16 attached hereto lists all Benefit Plans maintained by RTMC or with respect to which contributions are made by RTMC. True and complete copies of all Benefit Plans, including any insurance contracts under which benefits are provided, as currently in effect have been provided to TMCA Co. TMCA Co. has also been provided with a true and complete copy of the summary plan description, if any was required by ERISA to be prepared and distributed to participants, for each Benefit Plan. Except as set forth in Schedule 3.16:

                  (a) RTMC has made all payments to all Benefit Plans as required by the terms of each such plan. Except as disclosed on Schedule 3.16, RTMC has funded or will fund each Benefit Plan in accordance with its terms through the Closing, including the payment of applicable premiums on any insurance contract funding a Benefit Plan for coverage provided through the Closing.

                  (b) Each Benefit Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, including but not limited to the satisfaction of all applicable reporting and disclosure requirements under ERISA and the Code. RTMC has filed or caused to be filed with the Internal Revenue Service annual reports on Form 5500 or 5500C/R, as applicable, for each Benefit Plan for all years and periods for which such reports were required.

                  (c) To the best of RTMC's knowledge after Due Inquiry, no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any Benefit Plan which could give rise to any liability or tax under ERISA or the Code on the part of RTMC, and no civil or criminal action brought pursuant to part 5 of Title I of ERISA is pending or, to RTMC's knowledge, is threatened in writing or orally against any fiduciary of any such plan.

                  (d) The Internal Revenue Service has issued a letter for each employee pension benefit plan (as defined in Section 3(2) of ERISA) determining that such plan is a qualified plan under Section 401(a) of the Code and is exempt from Federal income tax under Section 501(a) of the Code, and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification.

                  (e) Each Benefit Plan that provides medical benefits has been operated in compliance with all requirements of Sections 601 through 609 of ERISA and Section 4980B of the Code and regulations thereunder relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

                  (f) There are no pending nor, to the knowledge of RTMC, are there any threatened or anticipated, claims with respect to any of the Benefit Plans by any employee or beneficiary covered under any such Benefit Plan (other than routine claims for benefits).

                  (g) To the best knowledge of RTMC after Due Inquiry, no condition exists which would justify the attachment of any liens to the assets of RTMC or, after the Effective Date, OTM as a result of the funding or administration of any Benefit Plans.

         3.17 Disclosure. To the best of RTMC's and OTM's knowledge after Due Inquiry, neither the representations and warranties made by RTMC or OTM in this Agreement nor any statements made by them in any of the Exhibits or Schedules hereto contain any untrue statement of a material fact or omit to state a material fact necessary in order to make any such representation, warranty or statement, in the light of the circumstances under which they were made, not misleading.

         3.18     Authorization.

                  (a) Subject to the entry of the Confirmation Order by the Bankruptcy Court, each of RTMC and OTM has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof and otherwise pursuant to the Restructuring. Except for the approval of the Bankruptcy Court, no other corporate proceedings on the part of RTMC or OTM are necessary to approve and authorize the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof and otherwise pursuant to the Restructuring. Upon the approval by the Bankruptcy Court, each of this Agreement and the Related Agreements will constitute a valid and binding agreement of OTM, enforceable against OTM, in accordance with its terms, subject to the Remedies Exception.

                  (b) RTMC has or on the Effective Date will have full corporate power and authority to effect the Restructuring in accordance with the terms thereof and otherwise pursuant to the Plan and to execute and deliver each agreement, instrument and document required to be executed by it in connection therewith and to consummate the transactions contemplated thereby. Pursuant to
Section 303 of the Delaware General Corporation Law, no corporate proceedings on the part of RTMC will be necessary to approve and authorize the consummation of the Restructuring or the execution and delivery of the agreements, instruments and documents contemplated thereby in accordance with their terms. As of their respective dates of execution and delivery, each agreement required to be executed by RTMC, subject to approval by the Bankruptcy Court, or OTM in connection with the Restructuring will constitute a valid and binding agreement of RTMC or OTM as the case may be, enforceable against RTMC or OTM, as the case may be, in accordance with its terms, subject to the Remedies Exception.

         3.19 Environmental and Safety Laws. To the best of its knowledge after Due Inquiry (provided, however, that it is expressly agreed for purposes of this Section 3.19 that Due Inquiry shall not require environmental audits, assessments or other reviews by outside consultants or professionals), neither RTMC nor OTM is in violation of any Environmental Laws or any applicable statute, law or regulation relating to occupational health and safety, and to the best of its knowledge after Due Inquiry, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

         3.20 Disclosure Statement. The Disclosure Statement and any supplements thereto taken as a whole will, upon approval of the Bankruptcy Court, comply with the requirements of Section 1125 of the Bankruptcy Code.

         3.21 Reorganization Case. Neither RTMC nor OTM has taken any action, or failed to take any action, which action or failure would prevent, materially impede or result in the revocation of (i) entry of the Confirmation Order (as provided in Section 1129 of the Bankruptcy Code), (ii) a full and complete discharge of all material debts of RTMC to the fullest extent possible under
Section 1141(d) of the Bankruptcy Code and (iii) the vesting upon the entry of the Confirmation Order of the Properties of RTMC in OTM, free and clear of all Liens in accordance with Section 1141(b) and (c) of the Bankruptcy Code.

         3.22 Compliance with Applicable Law. The business of each of RTMC and OTM is not being conducted in violation of any material Governmental Rule. RTMC possesses, and on the Closing Date OTM will possess, all domestic and foreign governmental licenses, permits, authorizations and approvals and has made all registrations and given all notifications required under federal, state, local or foreign law to carry on in all respects its business as currently conducted, except as set forth on Schedule 3.22 hereto and except to the extent that not having such items would not result in a Material Adverse Effect.

         3.23 Approvals. No approval, authorization, order, license or consent of or registration, qualification or filing with any Governmental Entity other than the Bankruptcy Court and no approval or consent by any other person or entity is required in connection with the execution, delivery or performance by RTMC or OTM of this Agreement and the Related Agreements, other than as contemplated by Schedule 3.23.

         3.24 Transfer of Assets; Assumption of Liabilities. In connection with the Restructuring, RTMC will transfer to OTM the Operating Assets, subject to the Associated Liabilities. The list of Operating Assets to be transferred to OTM and Associated Liabilities to be assumed by OTM attached hereto as Schedule
3.24 is true and complete in all material respects.

         3.25 Product Liability. Except as set forth in Schedule 3.25, neither RTMC nor OTM has any knowledge of any liability arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by RTMC or OTM.

         3.26 Inventory. The inventory of RTMC consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, and, except as set forth in Schedule 3.26, all of such inventory is merchantable and none of it is obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth in the October 1, 1995 Unaudited Financials, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of RTMC.

         3.27 Product Warranty. To the best of RTMC's knowledge after Due Inquiry, each product manufactured, sold, leased, or delivered by RTMC has been in conformity with all applicable contractual commitments and all express and implied warranties, and RTMC has no liability for replacement or repair thereof or other damages in connection therewith, except as specified in Schedule 3.27.
Schedule 3.27 includes copies of the standard terms and conditions of sale for RTMC (containing applicable guaranty, warranty, and indemnity provisions) with respect to Material Contracts.

Article IV.                REPRESENTATIONS OF TMCA CO.

         As a material inducement to RTMC to enter into and perform this Agreement, TMCA Co. represents and warrants that:

         4.1 Organization of TMCA Co. and Corporate Authority. TMCA Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease and use its properties and assets, to carry on its business as such business is now conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby.

         4.2 No Violation. Neither the execution and delivery by TMCA Co. of this Agreement or any of the Related Agreements to which TMCA Co. may be a party, nor consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof will conflict with or violate any provision of law or the Certificate of Incorporation or By-Laws of TMCA Co., or result in a violation or default in any material Governmental Rule or of any material agreement or instrument to which TMCA Co. is a party or by which TMCA Co. is bound or to which TMCA Co. is subject, or constitute a default thereunder or result in the imposition of any Lien upon any of TMCA Co.'s assets pursuant to the terms of any such agreement or instrument.

         4.3 Finder's and Placement Fee . TMCA Co. has not incurred any obligation of any kind whatsoever to any party for a finder's placement, management, advisory, investment banking or other similar fee in connection with the transactions contemplated by this Agreement which will not have been paid or reserved for in full at the Effective Time of the Merger.

         4.4 Charter, By-Laws and Resolutions. The copies of the Certificate of Incorporation of TMCA Co. certified by the Secretary of State of Delaware; of the By-Laws of TMCA Co. as certified by its Secretary; and of resolutions of TMCA Co.'s Board of Directors and Stockholders relating to the transactions contemplated by this Agreement, furnished by TMCA Co. to RTMC, are true, correct and complete copies thereof.

         4.5 Financial Statements of TMCA Co. TMCA Co. has delivered to RTMC an unaudited balance sheet of TMCA Co. as at October 31, 1995 attached hereto as Exhibit H.

         The balance sheet fairly presents in all material respects the financial position of TMCA Co. as at October 31, 1995.

         4.6 Litigation. There are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of its responsible officers, threatened against TMCA Co. before any Government Entity.

         4.7 Disclosure. To the best of its knowledge after Due Inquiry, the representations and warranties made by TMCA Co. in this Agreement and any statements made by it in any of the Exhibits or Schedules hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

         4.8 TMCA Co.'s Authority. TMCA Co. has full right, power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it may be a party, all proper corporate actions authorizing the execution, delivery and performance hereof and thereof having been taken. This Agreement has been duly executed and delivered by TMCA Co. and constitutes, and the Related Agreements to which it may be a party will be duly executed and delivered and, when executed and delivered, will constitute, valid and legally binding obligations of TMCA Co., enforceable in accordance with their respective terms, subject to the Remedies Exception.

         4.9 Approvals. No approval, authorization, order, license or consent of or registration, qualification or filing with any Governmental Entity and no approval or consent by any other person or entity is required in connection with the execution, delivery or performance by TMCA Co. of this Agreement and the Related Agreements, other than as set forth in Schedule 4.9 attached hereto.

         4.10 Capitalization of TMCA Co. TMCA Co. has authorized 6,000,000 shares of common stock, $.001 par value, of which 825,000 shares are currently outstanding and 270,000 shares are reserved for issuance upon exercise of TMCA Co. Class A Warrants. Of such outstanding shares, 425,000 are owned of record by the affiliates of the Representative and 400,000 are owned of record by OTM Management. All of the TMCA Co. Class A Warrants are held of record by the affiliates of the Representative. On and as of the Closing Date, 825,000 shares will be issued and outstanding and 270,000 shares will be reserved for issuance upon exercise of the TMCA Co. Class A Warrants. All outstanding shares of TMCA Co. Stock will be duly and validly authorized for issuance by all necessary corporate action of TMCA Co. and, when issued to the Stockholders against payment therefor, will be fully paid and non-assessable.

         4.11 TMCA Co. Placement. TMCA Co. shall issue the TMCA Co. Stock and TMCA Co. Class A Warrants in compliance with the Securities Act and all applicable state securities laws and regulations, except for any noncompliance which by itself or in addition to all other instances or conditions of noncompliance, would not (i) have a Material Adverse Effect, (ii) prohibit either TMCA Co., on the one hand, or RTMC or OTM, on the other hand, from using Regulation D under the Securities Act for any offerings in connection with the Merger or (iii) be reasonably likely to give rise to any liability under any anti-fraud provisions of the Securities Act or the Securities Exchange Act ("Immaterial Noncompliance").

         4.12 Compliance with Applicable Law. The operations of TMCA Co. are not being conducted in violation of any material Governmental Rule.

         4.13 Organization of Lender and Corporate Authority. Lender is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease and use its properties and assets, to carry on its business as such business is now conducted and to execute and deliver this Agreement and the Related Agreements and to carry out the transactions contemplated by this Agreement.

         4.14 No Violation. Neither the execution or delivery of this Agreement or any of the Related Agreements to which Lender may be a party, nor consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof will conflict with or violate any provision of law or the Certificate of Incorporation or By-Laws of Lender, or result in a violation or default in any material Governmental Rule or of any material agreement or instrument to which Lender is a party or by which Lender is bound or to which Lender is subject, or constitute a default thereunder or result in the imposition of any Lien upon any of Lender's assets pursuant to the terms of any such agreement or instrument.

         4.15 Finder's and Placement Fee. Lender has not incurred any obligation of any kind whatsoever to any party for a finder's placement, management, advisory, investment banking or other similar fee in connection with the transactions contemplated by this Agreement which will not have been paid or reserved for in full at the Effective Time of the Merger.

         4.16 Charter, By-Laws and Resolutions. The copies of the Certificate of Incorporation of Lender certified by the Secretary of State of Delaware; of the By-Laws of Lender as certified by its Secretary; and of resolutions of Lender's Board of Directors and Stockholders relating to the transactions contemplated by this Agreement, furnished by Lender to RTMC, are true, correct and complete copies thereof.

         4.17 Litigation. There are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of its responsible officers, threatened against Lender before any Government Entity which would be likely to materially affect Lender's obligations under the Loan Agreement.

         4.18 Disclosure. To the best of its knowledge after Due Inquiry, the representations and warranties made by Lender in this Agreement and any statements made by it in any of the Exhibits or Schedules hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

         4.19 Lender's Authority. Lender has full right, power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it may be a party, all proper corporate actions authorizing the execution, delivery and performance hereof and thereof having been taken. This Agreement has been duly executed and delivered by Lender and constitutes, and the Related Agreements to which it may be a party will be duly executed and delivered and, when executed and delivered, will constitute, valid and legally binding obligations of Lender, enforceable in accordance with their respective terms, subject to the Remedies Exception.

         4.20 Approvals. No approval, authorization, order, license or consent of or registration, qualification or filing with any Governmental Entity and no approval or consent by any other person or entity is required in connection with the execution, delivery or performance by Lender of this Agreement and the Related Agreements, other than a filing under the Hart-Scott-Rodino Act.

         4.21 Compliance with Applicable Law. The operations of Lender are not being conducted in violation of any material Governmental Rule.

         4.22 No Creditors. Lender does not have, and does not in good faith foresee having, any other creditors in connection herewith or with the Loan Agreement.

Article V.                 TAX MATTERS.

         The parties agree that from and after the date hereof:

         5.1 Tax Returns. The parties hereto shall cooperate with one another to prepare and file all requisite federal, state and local tax returns disclosing the consummation of the transactions contemplated hereunder in a consistent manner and as a tax-free reorganization under the Code.

         5.2 Taxes on Merger. Massachusetts and Delaware transfer or excise taxes payable by reason of the Merger, if any, shall be paid by OTM. Any income taxes and any transfer or excise taxes (other than those imposed by Massachusetts or Delaware) payable by reason of the Merger will be paid by the party against whom such tax is assessed.

Article VI.                PRE-CLOSING COVENANTS.

         6.1 Closing Conditions. Each of RTMC and OTM shall use its best efforts to cause the satisfaction of all conditions precedent to TMCA Co.'s obligations hereunder set forth in
Article VIII. TMCA Co. shall use its best efforts to cause the satisfaction of all conditions precedent to RTMC's or OTM's obligations hereunder set forth in Article IX.

         6.2      Conduct Of RTMC's and OTM's Business Prior To The
Closing Date.

         Except as contemplated by this Agreement or the Plan or as described in the Disclosure Statement, (i) RTMC covenants and agrees that, during the period between the date of this Agreement and through and including the Effective Date and (ii) OTM covenants and agrees that, during the period between the date of this Agreement and through and including the Closing Date, unless TMCA Co. and the Lender shall otherwise agree in writing, which agreement shall not be unreasonably withheld:

                  (a) No change shall be made in their respective certificates of incorporation or by-laws;

                  (b) No change shall be made in the number of shares of their authorized or issued capital stock, nor shall either grant or make any option, warrant, call, commitment, right or agreement of any character relating to its authorized or issued capital stock;

                  (c) No dividend shall be declared or paid or other distribution or payment declared, made or paid in respect of their capital stock either in cash or property;

                  (d) No increase shall be made in the rate of compensation payable or to become payable by OTM or RTMC to any director, officer, employee or agent, and no bonus shall be paid to such persons; no person shall be elected an officer and no change shall be made in the office of any officer or the responsibility of any such officer except as occasioned by the death, resignation or disablement of any officer; and neither shall enter into or materially change any collective bargaining agreement, bonus, stock option, profit-sharing, compensation, pension, welfare, retirement or other similar arrangement, or employment contract;

                  (e) They shall conduct their business in the ordinary course, and in a manner consistent with past practice or otherwise in connection with the Restructuring, and, subject to the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court and the Plan, shall use their reasonable efforts to preserve substantially intact their business organization, to keep available the services of their present employees and to preserve their present relationships with customers, suppliers and other persons with which either has significant business relations;

                  (f) Each shall not agree or otherwise commit to take any of the actions described in the foregoing paragraphs (a) through (e);

                  (g) RTMC shall consent to OTM's taking the corporate name "Thinking Machines Corporation" and RTMC shall amend its certificate of incorporation to change its name to TMC Corporation (or such other name that is not confusingly similar to Thinking Machines Corporation) effective as of the Effective Date;

                  (h) Each shall afford to TMCA Co. and its representatives reasonable access upon reasonable notice and at reasonable times to its Properties and records in order that TMCA Co. may have full opportunity to make such investigation as it shall desire of its affairs for purposes consistent with this Agreement and shall cooperate, and shall have its employees and agents cooperate, with TMCA Co. and its representatives. TMCA Co. will cause all information so obtained which is not in the public domain to be held confidential except as otherwise required for compliance with federal and state securities laws, and will cause all documents obtained during such investigation to be returned promptly to RTMC or OTM, as the case may be, in the event of the termination of this Agreement. Any such furnishing of such information to TMCA Co. or any investigation by TMCA Co. shall not affect TMCA Co.'s right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto. The foregoing covenant is made to, and may be enforced by, the Lender to the same extent as TMCA Co. and compliance therewith may be waived by TMCA Co. or the Lender only upon the written consent of the other, which consent shall not be unreasonably withheld;

         (i) RTMC shall provide TMCA Co. with an unaudited balance sheet as of the end of each of any additional quarter or month next preceding the Closing Date by at least fifteen (15) business days, together with unaudited statements of income, stockholders' equity and cash flows of RTMC for the post-October 1, 1995 period then ended, certified by the principal financial and accounting officer of RTMC. If the Closing Date occurs on or after March 1, 1996, then RTMC shall provide TMCA Co. with audited financial statements for the year ended December 31, 1995. At all times after such respective deliveries, the definition of Financial Statements shall be deemed to include all audited or unaudited financial statements delivered pursuant to this subsection. The foregoing covenant is made to, and may be enforced by, the Lender to the same extent as TMCA Co. and compliance therewith may be waived by TMCA Co. or the Lender only upon the written consent of the other, which consent shall not be unreasonably withheld; and

         (j) As soon as reasonably practicable after the execution of this Agreement, RTMC shall provide TMCA Co. with a list of all RTMC Material Contracts that (i) will not be assumed and assigned pursuant to Section 365 of the Bankruptcy Code and (ii) require consent to assignment. The foregoing covenant is made to, and may be enforced by, the Lender to the same extent as TMCA Co. and compliance therewith may be waived by TMCA Co. or the Lender only upon the written consent of the other, which consent shall not be unreasonably withheld.

         6.3 Restructuring; Bankruptcy Case. Each of RTMC and OTM shall use reasonable good faith efforts to effect the transactions contemplated hereby and the Restructuring. Without limiting the foregoing, (i) RTMC shall comply in all material respects with the Bankruptcy code and other laws, rules, regulations, decrees and orders promulgated thereunder and (ii) subject to (i) above, RTMC shall use its reasonable and good faith efforts to obtain, and shall refrain from knowingly taking any action that would be likely to prevent, materially impede or result in the revocation of, (A) a full and complete discharge of all debt of RTMC (to the fullest extent possible under Section 1141(d) of the Bankruptcy Code) in accordance with the Plan, (B) the vesting upon the occurrence of the Effective Date of the property of RTMC in OTM, free and clear of all Liens in accordance with Sections 1141(b) and (c) of the Bankruptcy Code, except as specifically set forth in the Plan, and free and clear of all transfer Taxes in accordance with Section 1146(c) of the Bankruptcy Code and (C) the issuance of the Common Stock to Holders of Claims in accordance with the exemption provided by Section 1145 of the Bankruptcy Code.

         6.4 Transfer to OTM.

                  (a) RTMC will provide TMCA Co. with all agreements and documents (in addition to the Plan) prepared in connection with the following actions to be taken on and as of the Effective Date: (i) the organization of OTM, (ii) the transfer of (A) all of the Operating Assets of RTMC to OTM, subject to Associated Liabilities, all as further specified in all material respects in Schedule 3.24 hereto, and (B) shares of capital stock of RTMC which represent 20% of the outstanding RTMC common stock and 20% of the outstanding RTMC preferred stock on the Effective Date in exchange for all of the then issued and outstanding capital stock and Class A Warrants of OTM, and (iii) the distribution of RTMC's equity interest in OTM to the Holders of Allowed Claims and the Patent Entity pursuant to the Plan. The foregoing covenant is made to, and may be enforced by, the Lender to the same extent as TMCA Co. and compliance therewith may be waived by TMCA Co. or the Lender only upon the written consent of the other, which consent shall not be unreasonably withheld;

                  (b) In connection with the Restructuring, OTM shall assume, in addition to certain operating liabilities associated with the Operating Assets being transferred to it by RTMC and specified in Schedule 3.24 hereto, the following liabilities of RTMC: (i) all post-petition administrative expenses incurred in the ordinary course of business and (ii) any alternative minimum tax incurred by RTMC for 1995 attributable to (A) the gain, if any, on the transfer of all Operating Assets to OTM or (B) the taxable income, if any, of RTMC for 1995. RTMC shall reserve sufficient cash, based on reasonable assumptions of management, to pay all other post-petition administrative expenses, including but not limited to all professional fees and expenses and all administrative expenses not incurred in the ordinary course of business, whether disputed or undisputed. To the extent that there is a residual in this reserve after all such claims are paid, RTMC shall transfer any such residual to OTM; to the extent that insufficient funds exist to pay such claims, OTM agrees to pay, or to transfer sufficient cash to RTMC to pay, such claims on the later of the Effective Date or seven (7) days after a final order of the Bankruptcy Court to pay such claims. RTMC shall also reserve an additional $50,000 to fund RTMC operations after the Effective Date and shall have no obligation to pay any of such amount to OTM. Schedule 6.4(b) sets forth the known and/or good faith estimates of the alternative minimum tax liability described in subsection (ii) above and the post-petition administrative expenses not incurred in the ordinary course of business. Schedule 6.4(b) shall be updated prior to the Closing Date and shall, on or before the Closing Date, also include a list of known and/or good faith estimates of RTMC's post-petition administrative expenses incurred in the ordinary course of business.

         6.5 Notification of Certain Matters.

                  (a) Each of RTMC and OTM shall give prompt written notice to TMCA Co., and TMCA Co. shall give prompt written notice to RTMC and OTM, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate (including, but not limited to, any notice of default or cancellation with respect to a Material Contract) and (ii) any failure of RTMC, OTM or TMCA Co., as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

                  (b) Each of RTMC and OTM shall give prompt written notice to TMCA Co. of (i) the occurrence or existence of any Material Adverse Effect, and any event, occurrence, fact, condition, change or effect that has had or would reasonably be expected to have or resulted in a Material Adverse Effect or (ii) of any event, occurrence or state of facts that would cause any Schedule or any other written disclosure provided to TMCA Co. by RTMC or OTM on or prior to the date hereto to not be true and correct in any material respect as of the Closing Date, provided that no such written notice shall affect the rights of TMCA Co. or the obligations of RTMC or OTM in respect of the representations, warranties or covenants of RTMC or OTM contained in or made pursuant to this Agreement.

                  (c) The delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  (d) RTMC shall promptly notify TMCA Co. of its receipt of a written offer to purchase capital stock or assets of RTMC (other than in the ordinary course of business).

                  (e) RTMC shall provide TMCA Co. with copies of all filings that it makes with the Bankruptcy Court.

         The foregoing covenants are made to, and may be enforced by, the Lender to the same extent as TMCA Co. and compliance therewith may be waived by TMCA Co. or the Lender only upon the written consent of the other, which consent shall not be unreasonably withheld.

         6.6 Board Visitation Rights. A representative of TMCA Co. shall be entitled to attend all meetings of RTMC's and OTM's respective boards of directors and to receive all materials provided to RTMC's and OTM's respective boards of directors during the period between the execution of this Agreement and the Closing Date; provided, however, that both RTMC and OTM shall be entitled to hold special meetings of its board of directors solely to discuss matters pertaining to this Agreement and to alternatives to the Merger, about which meetings TMCA Co. shall receive no notification and which meetings the TMCA Co. representative shall not be entitled to attend. The foregoing covenant is made to, and may be enforced by, the Lender to the same extent as TMCA Co. and compliance therewith may be waived by TMCA Co. or the Lender only upon the written consent of the other, which consent shall not be unreasonably withheld.

         6.7 Conduct Of TMCA Co.'s Business Prior To The Closing Date.

         Except as contemplated by this Agreement, TMCA Co. covenants and agrees that, during the period between the date of this Agreement and through and including the Closing Date, unless RTMC and the Lender shall otherwise agree in writing, which agreement shall not be unreasonably withheld:

                  (a) No change shall be made in its certificate of incorporation or by-laws.

                  (b) No change shall be made in the number of shares of authorized or issued capital stock or TMCA Co. Class A Warrants of TMCA Co., nor shall any option, warrant, call, commitment, right or agreement of any character be granted or made by RTMC relating to its authorized or issued capital stock.

                  (c) No dividend shall be declared or paid or other distribution or payment declared, made or paid in respect of the capital stock of TMCA Co. either in cash or property.

                  (d) TMCA Co. shall not borrow any funds, incur any liabilities, claims or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) or make any expenditures, individually or any group of related expenditures in the aggregate, in excess of $10,000 without notifying RTMC as soon thereafter as is reasonably practicable; and shall promptly furnish to RTMC, with copies to the Creditors Committee, all copies of contracts and paid bills relating to any such expenses or liabilities.

                  (e) TMCA Co. shall not agree or otherwise commit to take any of the actions described in the foregoing paragraphs (a) through (c).

         6.8 [Intentionally Deleted]

         6.9 Monthly Certificates as to Liabilities. TMCA Co. shall provide RTMC, the Lender and OTM with a certificate signed by a duly authorized officer of TMCA Co. dated as of the 10th day of every month or partial month prior to the Closing Date (and delivered by the 15th day of every month) certifying as to all liabilities, claims or obligations of any nature whatsoever of TMCA Co. (whether absolute, accrued, contingent or otherwise and whether due or to become due) as of the date of such certificate.

         6.10 Security Interest. The Lender hereby grants to OTM and RTMC a security interest in Lender's contractual rights to recover the Escrow Fund (as defined in the Escrow Agreement) set forth in the Escrow Agreement to secure the payment to OTM and RTMC of all or any portion of the Escrow Fund due to them in accordance with subsection 4(b) of the Escrow Agreement (to the extent that no contrary notice has been provided by Lender or TMCA Co.) or as determined by a Final Decision (as defined in the Escrow Agreement) to be due to RTMC and OTM. Lender shall execute such Uniform Commercial Code Form 1's as are reasonably requested by OTM and RTMC to perfect their security interest in such rights.

         6.11 Registration Rights Agreement. The Lender, OTM, TMCA Co. and the Creditors Committee shall negotiate a Registration Rights Agreement in form reasonably acceptable to all parties thereto by January16, 1996, which shall become Exhibit E to this Agreement.

         Article VII.  ESCROW OF REQUIRED NET OFFERING PROCEEDS; NO-SHOP.

         7.1 Escrow of Required Net Offering Proceeds.

                  On the date of this Agreement, Lender, on behalf of TMCA Co., shall deliver Ten Million Six Hundred Thousand Dollars ($10,600,000) to and deposit such funds with the Escrow Agent pursuant to an Escrow Agreement in the form set forth as Exhibit M to this Agreement. Should the Bankruptcy Court fail to enter orders approving this Merger Agreement, as amended, and the Disclosure Statement, in the forms attached to the Escrow Agreement or otherwise in form and substance satisfactory to the Lender, on or before January 12, 1996, at Lender's option, the Escrow Fund shall be returned to Lender, and no party shall have any obligation or liability hereunder, under the Escrow Agreement under the Loan Agreement or otherwise. At the Closing, first the Required Net Offering Proceeds shall be paid from the Escrow Fund (as defined in the Escrow Agreement) to OTM, second, up to $600,000 from the Escrow Fund shall be paid to and on behalf of TMCA Co. for payment of TMCA Co.'s costs and expenses associated with the Merger as designated by the Lender and the Representative jointly and third the balance of the Escrow Fund, if any, shall be paid to the Lender. If the Closing does not occur, the Escrow Fund shall be disbursed in accordance with the Escrow Agreement.

         7.2 No Shop. Each of RTMC and OTM agrees that it will not offer to sell, engage in any negotiations with third parties, or entertain any offers from third parties regarding (i) an investment in either entity or (ii) the acquisition of all or any portion of the equity securities, business or assets of either entity, unless TMCA Co. has materially breached any representation, warranty, covenant or agreement in this Agreement (and Lender or TMCA Co. has failed to cure such breach within seven (7) calendar days after written notice thereof has been given to them) or has not met one or more closing conditions set forth in Article IX by the Termination Date.

         7.3 Confirmation of the Plan Each of OTM and RTMC shall (i) actively cooperate and participate in obtaining (a) the necessary voted acceptances for confirmation of the Plan and (b) confirmation by the Bankruptcy Court of the Plan, (ii) take no actions inconsistent with confirmation of the Plan and (iii) not participate in any discussions or negotiations with any third party with respect to any transaction that might conflict or compete with confirmation of the Plan.

Article VIII.  CONDITIONS PRECEDENT TO TMCA CO.'S OBLIGATIONS.

         TMCA Co.'s obligation to close the Merger under this Agreement is subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by TMCA Co. upon the written consent to Lender:

         8.1 Approval of Merger. All actions required by RTMC and OTM to approve and effectuate the Merger shall have been duly and validly taken.

         8.2 Confirmation of the Plan and Entry of the Confirmation Order. The Plan, in form and substance reasonably satisfactory to TMCA Co. and satisfactory to the Lender, shall have been confirmed by the Bankruptcy Court and the Confirmation Order, in form and substance reasonably satisfactory to TMCA Co. and satisfactory to the Lender, shall have been entered. On the date upon which all other conditions precedent set forth in this Article VIII have been satisfied or waived, (x) any motion for rehearing or reconsideration of the Confirmation Order shall have been denied or withdrawn and (y) no request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made or, if made, shall remain pending. The time allowed for appeals (including the time to seek review or rehearing) of the Confirmation Order shall have expired without any appeal having been taken or, if the Confirmation Order shall have been appealed, either (i) the parties hereto shall have filed with the Bankruptcy Court a statement that such parties will consummate the transactions contemplated herein notwithstanding such appeal,
(ii) no stay of the Confirmation Order shall be in effect, (iii) such appeal shall have been dismissed with prejudice, or (iv) if such a stay has been granted by the Bankruptcy Court, then (A) the stay shall have been dissolved or
(B) a final order of the district court having jurisdiction to hear such appeal (or, in the case of a request for review or rehearing, the Bankruptcy Court ) shall have affirmed the Confirmation Order and the time allowed to appeal from such affirmation or to seek review or rehearing thereof shall have expired and no further hearing, appeal or petition for certiorari can be taken or granted (the "Termination of the Appeal Period"). The Confirmation Order shall not have been modified or amended or have been dissolved, revoked or rescinded, shall be in full force and effect on the Closing Date and, without the necessity of any further action or proceedings by RTMC, shall have (x) as of the date of the Confirmation Order and as of the Closing Date, effected a full and complete discharge and release of, and thereby extinguished, all debts of RTMC (to the fullest extent possible under Section 1141(d)(1) of the Bankruptcy Code) except as specifically set forth in the Plan and (y) vested the property of RTMC in OTM, free and clear of all Liens, to the extent contemplated by the Plan. Lender acknowledges and agrees that the Plan attached to the Merger Agreement as Exhibit N is satisfactory in form and substance to Lender.

         8.3 Contents of Confirmed Plan.

         The Confirmed Plan shall contain no material modification from the Plan, except any such modifications approved in writing by TMCA Co. and the Lender, which approval shall not be unreasonably withheld with respect to any such modifications except for those modifications which will have or are reasonably likely to have a Material Adverse Effect on OTM or a material adverse effect on an equity holder's interest in OTM subject to such modifications approved in writing by TMCA Co. and the Lender, which approval shall not be unreasonably withheld except as noted above in this Section 8.3.

         8.4 Representations and Warranties True at the Closing Date; Performance of Covenants on or before Closing Date. The representations and warranties of each of RTMC and OTM contained in this Agreement shall be true in all material respects at and as of the Closing Date as though newly made at and as of that time and RTMC or OTM, as the case may be, shall have performed or complied, in all material respects, with all agreements and covenants contained in this Agreement and in any certificate or agreement of RTMC or OTM delivered pursuant hereto or thereto to be performed or complied with by RTMC or OTM at or before the Closing. Each of RTMC and OTM shall have delivered to TMCA Co. a certificate in the form of Exhibit I hereto, dated as of the Closing Date and signed by a duly authorized officer of RTMC or OTM, as the case may be, certifying as to the truth and accuracy of the representations and warranties and the performance of the obligations required to be performed by RTMC or OTM.

         8.5 Organization Documents.

                  (a) OTM shall have delivered to TMCA Co.: (i) a copy of the Certificate of Incorporation of OTM as in effect on the Closing Date, certified by the Secretary of the State of Delaware, and (ii) a certificate as to the good standing of, payment of franchise taxes by and charter documents filed by OTM from the Secretary of State of Delaware, dated as of a recent date.

                  (b) RTMC shall have delivered to TMCA Co.: (i) a copy of the certificate of incorporation of RTMC as in effect on the Closing Date, certified by the Secretary of the State of Delaware, and (ii) a certificate as to the good standing of, payment of franchise taxes by and charter documents filed by RTMC from the Secretary of State of Delaware, dated as of a recent date.

         8.6 Secretary's Certificate.

                  (a) OTM shall have delivered to TMCA Co. and the Lender a certificate of the Secretary of OTM, dated as of the Closing Date, certifying
(A) that attached thereto is a true and complete copy of the By-Laws of OTM as in effect on the date of such certificate; (B) that there have been no amendments or other modifications to the Certificate of Incorporation or By-Laws; and (C) as to the name, incumbency and specimen signature of each officer of OTM executing this Agreement and each other document to be delivered by OTM in connection therewith.

                  (b) RTMC shall have delivered to TMCA Co. and the Lender a certificate of the Secretary of RTMC, dated as of the Closing Date, certifying
(A) that
attached thereto is a true and complete copy of the by-laws of RTMC as in effect on the date of such certificate; (B) that there have been no amendments or other modifications to the certificate of incorporation or by-laws; and (C) as to the name, incumbency and specimen signature of each officer of RTMC executing this Agreement and each other document to be delivered by RTMC in connection therewith.

         8.7 Approvals. Any consent, approval, authorization or order of any Governmental Entity or other person or entity required for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in effect on the Closing Date.

         8.8 Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered by OTM.

         8.9 Opinion of Counsel for RTMC. OTM shall have delivered to TMCA Co. an opinion from Hill & Barlow, counsel for OTM, as to (i) corporate good standing of each corporation, (ii) due execution, delivery and performance and
(iii) enforceability of this Agreement and the Related Agreements to which either corporation is a party, in form and substance reasonably satisfactory to TMCA Co. and the Lender.

         8.10 Material Adverse Change. No change, condition or event shall have occurred that has had, or would be reasonably likely to have, a Material Adverse Effect with respect to RTMC or OTM.

         8.11 Approval of Documentation. The form and substance of all opinions, certificates, and other documents required under this Agreement or under the Plan shall be reasonably satisfactory in all respects to TMCA Co. and the Lender and their respective counsel.

         8.12 Hart-Scott-Rodino Filing. The provisions of 15 U.S.C. Section 18a(a) and (b) (the "Hart-Scott-Rodino Act") shall have been complied with to the satisfaction of TMCA Co. and the Lender or, in TMCA Co.'s and the Lender's judgment, an exemption from the requirements of such section shall be available for the transactions contemplated by this Agreement.

         8.13 Payment to TM Patents for Patent License and Interest in RTMC. OTM shall have made the first One Million Dollar ($1,000,000) payment to the Patent Entity and shall have agreed to pay an additional One Million Dollars ($1,000,000) to the Patent Entity, all upon such terms as are specified in the Plan. OTM shall have received an equity interest in RTMC representing twenty percent (20%) of the outstanding RTMC common stock and twenty percent (20%) of the outstanding RTMC preferred stock as of the Effective Date, upon terms and conditions set forth in the Plan.

         8.14 Authority of Reorganized Company. All corporate action required to be taken by or on the part of OTM to authorize the execution, delivery and performance of this Agreement by OTM and the consummation of the transactions contemplated hereunder shall have been duly and validly taken.

         8.15 Patent License and Software Patent License. OTM and the Patent Entity shall have entered into each of the Patent License, in substantially the form attached hereto as Exhibit K, and the Software Patent License, in substantially the form attached hereto as Exhibit L, on the Effective Date.

         8.16 Name Change. RTMC shall have changed its name from Thinking Machines Corporation to TMC Corporation or such other name that is not confusingly similar to Thinking Machines Corporation.

         8.17 Financial Statements. RTMC and OTM shall have provided to TMCA Co. and the Lender as soon as practically possible after they are available, but in no event later than January 15, 1996 an opinion of a certified public accounting firm that RTMC's financial statements for the years ended December 31, 1993 and 1994 (and, if the Closing Date occurs on or after March 1, 1996, for the year ended December 31, 1995, also), are maintained and presented in accordance with GAAP, applied on a consistent basis, and in accordance with Regulation S-X applicable for certain filings under the Securities Act and the Securities Exchange Act, which opinion must be sufficient to allow such financial statements to be filed in any registration statement or other filing required to be filed with the Securities and Exchange Commission and shall not contain any qualifications, other than a going concern qualification and a qualification with respect to any adjustments required as a result of the Confirmed Plan, that are not acceptable to TMCA Co. and the Lender in the reasonable exercise of its sole discretion, and (ii) a consent of such accounting firm to use such opinion on such financial statements in any filing required to be filed with the Securities and Exchange Commission. If RTMC's 1993 or 1994 certified financial statements are materially different from the unaudited financial information for such year, then TMCA Co. shall resolicit the Lender. The determination by the Lender that it no longer wishes to make the Bridge Loan (as defined in the Loan Agreement) based on such material differences shall be deemed a failure of a closing condition by OTM including for purposes of Section 4(b) of the Escrow Agreement.

         8.18 Employment Agreement Amendments. Each of Robert L. Doretti and S. Grady Putnam shall have entered into an amendment to his employment agreement with RTMC dated January 15, 1995 and March 13, 1995, respectively, to delete in its entirety the section therein entitled "Options to Purchase Common Stock" (Section 15 in Mr. Doretti's contract and Section 13 in Mr. Putnam's contract).

         8.19 Certificate as to Information Provided by RTMC. RTMC shall have executed and delivered a certificate certifying as to the written information it has provided to Lender in connection with Lender's proposed investment in OTM.

         8.20 Issuance of Class C Common Stock Warrant. OTM shall issue a warrant to the Lender, the purpose of which shall be to ensure Lender's majority control of OTM under the circumstances set forth in the warrant (the "Class C Warrant"). The Class C Warrant (i) shall not be exercisable until such time as the holders of Series A Preferred Stock have begun to convert their Series A Preferred Stock into Common Stock in such number that Lender's Percentage Ownership (as defined below) falls below 50.1% and thereafter shall be exercisable only to the extent necessary to retain Lender's Percentage Ownership at 50.1%, (ii) shall be exercisable for a maximum of 681,181 shares of Common Stock (subject to adjustment for any stock splits, stock dividends or similar recapitalizations) and (iii) shall terminate on the earliest of (A) any time that the Lender (or its affiliated entities holding any OTM capital stock) sell or otherwise transfer for value less than all of their shares of OTM capital stock or Class A Warrants or (B) the date on which no shares of Series A Preferred Stock are issued and outstanding or (C) any time that OTM completes an issuance of equity securities (other than employee stock or option issuances) in which the Lender has not purchased a sufficient amount of the equity issued in such offering to maintain its percentage interest in OTM prior to the issuance. The warrant exercise price at any time shall be the weighted average conversion price of the Series A Preferred Stock for those shares of Series A Preferred Stock converted during the period commencing on the last date on which any portion of the Class C Warrant was exercised (or, if such warrant has not yet been exercised, commencing with the first conversion of the Series A Preferred Stock) and terminating on the date of exercise of the Class C Warrant. The Class C Warrant shall be transferable only to a purchaser who acquires all of the Common Stock and Class A Warrants owned by the Lender and any of its affiliated entities.

                  For purposes of this Section 8.20, Lender's Percentage Ownership shall be a fraction, the numerator of which is (i) 2,705,000, plus
(ii) 797,260, and the denominator of which is the number of issued and outstanding shares of Common Stock, on a fully diluted basis assuming the exercise of all warrants and the conversion of all convertible securities, except as follows: (i) none of the Class A Warrants issued to the affiliates of the Representative shall be included in such denominator until such time as they have been exercised by such affiliates, (ii) none of the shares of Series A Preferred Stock shall be included in such denominator until they have been converted into Common Stock and (iii) no shares of Common Stock issued to employees or directors of or consultants to OTM or options exercisable for such shares shall be included in such denominator except for the 400,000 shares of Common Stock issued to OTM Management and the 19,000 shares of Common Stock issued to employees of OTM in connection with the Plan. All share numbers in the calculation of Lender's Percentage Ownership shall be subject to adjustment to reflect any stock splits, stock dividends or similar recapitalizations of OTM.

Article IX.  CONDITIONS PRECEDENT TO RTMC'S AND OTM'S OBLIGATIONS.

         RTMC's and OTM's obligations to close under this Agreement are subject to the fulfillment and satisfaction, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by RTMC or OTM:

         9.1 Opinion of TMCA Co.'s Counsel. TMCA Co. shall have furnished to OTM an opinion dated as of the Closing Date of Broad and Cassel, counsel to TMCA Co., as to (i) corporate good standing, (ii) due execution, delivery and performance and(iii) enforceability of this Agreement and the Related Agreements to which TMCA Co. is a party, in form and substance reasonably satisfactory to OTM.

         9.2 Representations and Warranties True at the Closing Date; Performance of Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of TMCA Co. contained in this Agreement shall be true in all material respects at and as of the Closing Date as though newly made at and as of that time and TMCA Co. shall have performed or complied, in all material respects, with all agreements and covenants contained in this Agreement and in any certificate or agreement of TMCA Co. delivered pursuant hereto to be performed or complied with at or before the Closing Date. TMCA Co. shall have delivered to RTMC a certificate in the form of Exhibit J hereto, dated as of the Closing Date and signed by a duly authorized officer of TMCA Co., certifying as to the truth and accuracy of the representations and warranties and the performance of all of the obligations required to be performed by TMCA Co. under this Agreement.

         9.3 Authority of TMCA Co. All corporate action required to be taken by or on the part of TMCA Co. to authorize the execution, delivery and performance of this Agreement by TMCA Co. and the consummation of the transactions contemplated hereunder shall have been duly and validly taken.

         9.4 Approval of Documentation. The form and substance of all opinions, certificates and other documents hereunder shall be reasonably satisfactory in all respects to OTM and its counsel.

         9.5 Organizational Documents. A copy of the Certificate of Incorporation in effect on the Closing Date, certified by the Secretary of State of Delaware, and a certificate as to the good standing of, payment of franchise taxes by and charter documents filed by TMCA Co. from such Secretary of State, dated as of a recent date, shall have been delivered to OTM.

         9.6 Officer's Certificate. A certificate of the Secretary of TMCA Co. dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of TMCA Co. as in effect on the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of TMCA Co. and by the Stockholders ratifying the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation and by-laws of TMCA Co. have not been amended since the date of the certification thereto furnished pursuant to this section and Section 9.5 above, and (D) as to the name, incumbency and specimen signature of each officer of TMCA Co. executing this Agreement and each other document to be delivered by TMCA Co. from time-to-time in connection therewith.

         9.7 Consummation of TMCA Co. Placement and TMCA Co. Financial Condition. OTM shall have received copies of the unaudited balance sheet of TMCA Co. immediately prior to the consummation of the Merger, together with a certificate dated as of the Closing Date from an authorized officer of TMCA Co. to the effect that: (A) such balance sheet is complete and correct and fairly presents, in all material respects, the financial condition of the company as at the Closing Date, all in accordance with GAAP; (B) TMCA Co. has received the Required Net Offering Proceeds; (C) the list of Stockholders, including each such Stockholder's TMCA Co. Stock holdings as of the Closing Date and the list of holders of TMCA Co. Class A Warrants and each such holder's warrant holdings, attached to such certificate are true, complete and correct; (D) TMCA Co. has no liabilities, claims or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on its Closing Date balance sheet or disclosed in the footnotes thereto in accordance with GAAP, except for such claims, liabilities or obligations as are so disclosed, and (E) the total assets of TMCA Co. in cash or cash equivalents net of liabilities, claims or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) immediately prior to the consummation of the Merger is at least equal to the Required Net Offering Proceeds.

         9.8 Estoppel Letters and Cash Reserve(s). With respect to all liabilities in excess of $10,000 reflected either in the closing certificate specified in Section 9.7 hereof or in one or more monthly certificates specified in Section 6.12 hereof, TMCA Co. shall provide OTM with copies of either (i) paid bills or (ii) an estoppel letter quantifying the obligation owed by OTM to each such third party. TMCA Co. shall have established sufficient cash reserves to cover the maximum contracted amount of any TMCA Co. obligation not paid as of the Closing either because such amount is in dispute or because it has not been finally determined by TMCA Co. and the applicable third party. TMCA Co. shall have provided OTM a certificate dated as of the Closing Date of an authorized officer specifying any TMCA Co. obligation covered by cash reserves as of the Closing Date.

         9.9 Registration Rights Agreement. Each of the Stockholders and the Partnership shall have executed the Registration Rights Agreement.

         9.10 Securities Law Certificate. TMCA Co. shall have executed and delivered a certificate certifying as to the following: (i) it has offered and sold the bridge loan note to the Lender under a valid exemption from the Securities Act and

(ii) TMCA Co. has provided only the written materials described on an attachment thereto regarding the Merger, RTMC and/or OTM to the Lender.

         9.11 Patent License and Software Patent License. OTM and the Patent Entity shall have entered into the Patent License in substantially the form attached hereto as Exhibit K and the Software Patent License in substantially the form attached hereto as Exhibit L on the Effective Date.

         9.12 Representations and Warranties True at the Closing Date; Performance of Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of Lender contained in this Agreement shall be true in all material respects at and as of the Closing Date as though newly made at and as of that time and Lender shall have performed or complied, in all material respects, with all agreements and covenants contained in this Agreement and in any certificate or agreement of Lender delivered pursuant hereto to be performed or complied with at or before the Closing Date. Lender shall have delivered to RTMC a certificate in the form of Exhibit J hereto, dated as of the Closing Date and signed by a duly authorized officer of Lender, certifying as to the truth and accuracy of the representations and warranties and the performance of all of the obligations required to be performed by Lender under this Agreement.

         9.13 Authority of Lender. All corporate action required to be taken by or on the part of Lender to authorize the execution, delivery and performance of this Agreement by Lender and the consummation of the transactions contemplated hereunder shall have been duly and validly taken.

         9.14 Organizational Documents. A copy of the Certificate of Incorporation in effect on the Closing Date, certified by the Secretary of State of Delaware, and a certificate as to the good standing of, payment of franchise taxes by and charter documents filed by Lender from such Secretary of State, dated as of a recent date, shall have been delivered to OTM.

         9.15 Officer's Certificate. A certificate of the Secretary of Lender dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of Lender as in effect on the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of Lender and by the Stockholders ratifying the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation and by-laws of Lender have not been amended since the date of the certification thereto furnished pursuant to this section and Section 9.5 above, and (D) as to the name, incumbency and specimen signature of each officer of Lender executing this Agreement and each other document to be delivered by Lender from time-to-time in connection therewith.

         9.16 Confirmation of TMCA Co. Securities Certificate. Lender shall provide a certificate to RTMC and OTM confirming the material that it has received from TMCA Co. in connection with the Merger, OTM or RTMC and any other facts reasonably requested by OTM in order to establish the validity of the exemption from the Securities Act being relied upon by TMCA Co. in the bridge loan financing.

Article X.  POST-CLOSING COVENANTS.

         10.1 Further Assurances. From time to time after the Closing at the request of the Representatives or Partnership and without further consideration, RTMC and OTM shall execute and deliver any further instruments and take such other action as the Representatives may reasonably require to consummate the transactions contemplated hereby.

         10.2 Use of Proceeds. OTM will use the Net Offering Proceeds acquired by reason of the Merger for working capital purposes and such other purposes as are approved by OTM's Board of Directors.

         10.3 Employee Incentives. OTM and TMCA Co. agree that OTM shall reserve 350,000 shares of its authorized Common Stock as of the Closing Date for employee stock issuances.

Article XI.  TERMINATION.

         11.1 Termination. This Agreement may be terminated, or, in the case of clause (b) below, will be terminated, and the transactions contemplated hereby abandoned at any time prior to the Closing Date,

                  (a) by written agreement of TMCA Co. and the Lender on the one hand, and of both RTMC and OTM, on the other hand, duly authorized by their respective Boards of Directors with respect to TMCA Co. and the Lender, and by the Bankruptcy Court, with respect to RTMC and OTM;

                  (b) automatically and without any further action on the part of TMCA Co., on the one hand, or RTMC and OTM, on the other hand, if the Closing Date shall not have occurred on the later of March 31, 1996 or within 60 days of the Termination of the Appeal Period, provided that the Termination of the Appeal Period shall have occurred on or before February 28, 1996, unless either such date has been extended by written agreement of the parties hereto and the Lender;

                  (c) by either TMCA Co. and the Lender on the one hand, or RTMC and OTM, on the other hand, if there has been a material breach of any representation, warranty, covenant or agreement or failure to satisfy any condition to close contained in this Agreement on the part of the other party and such breach of a representation, warranty, covenant or agreement or failure to close has not been promptly cured;

                  (d) by either TMCA Co. and the Lender on the one hand, or RTMC and OTM, on the other hand, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would render TMCA Co. and the Lender or RTMC unable to consummate the Merger, except for any waiting period provisions; or

         11.2 Effect of Termination.

                  (a) In the event of termination of this Agreement pursuant to
Section 11.1 hereof, this Agreement shall forthwith become void and have no further effect except for the agreements contained in Sections 12.3 and 12.7 hereof and, except as set forth in Section 11.2(b), there shall be no liability on the part of any party hereto.

                  (b) Notwithstanding any other provision of this Agreement (including Section 11.2(a)), no termination of this Agreement shall release any party hereto from liability for any breach of any of its representations, warranties, covenants and agreements set forth in this Agreement.

Article XII.  GENERAL.

         12.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument or certificate delivered pursuant to this Agreement shall be deemed to be conditions to the Merger and shall not survive the Merger, except for the agreements contained in Article X, and Sections 12.2, 12.3 and 12.7 of this Agreement.

         12.2 Public Announcements. Except as may be otherwise required by law, TMCA Co. and RTMC shall consult with each other and the Lender before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

         12.3 Confidentiality. TMCA Co. and the Lender shall cause all information obtained by it or its representatives pursuant to this Agreement or in connection with the negotiation hereof to be treated as confidential and shall not, except as otherwise required for compliance with applicable federal and state securities laws, use, nor permit others to use, any such information for any purpose other than the consummation of the transactions contemplated hereby or, if the Closing is consummated, its participation in the conduct of the business of OTM following the

Closing; and, in such event, shall not use or permit others to use any such information in a manner detrimental to RTMC, except as otherwise required by applicable federal and state securities laws. In the event the Closing is not consummated, TMCA Co. and the Lender shall immediately return to RTMC all such information and documents and materials containing any such information, including all documents and materials supplied by RTMC or its agents or representatives.

         12.4 Entire Agreement. All Exhibits and Schedules hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits and Schedules hereto, contains the entire agreement among the parties and there are no agreements, representations, or warranties by any of the parties hereto which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by all parties hereto and the Lender.

         12.5 Separate Counterparts. This Agreement may be executed in several identical counterparts, all of which when taken together shall constitute but one instrument, and it shall not be necessary in any court of law to introduce more than one fully executed counterpart in proving this Agreement.

         12.6 Consistent Accounting. The parties to this Agreement shall consult with each other for the purpose of arriving at consistent accounting, tax and reporting treatment, whether public or private, of the transaction contemplated hereby.

         12.7 Transaction Costs. Except as may be otherwise expressly set forth herein, each party to this Agreement shall be responsible for his, her or its own legal, accounting and other expenses, if any, attendant to the negotiation and drafting of this Agreement and to the transactions contemplated by this Agreement.

         12.8. Notices, etc. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered or sent in person, by confirmed facsimile, courier service or by certified or registered mail, postage prepaid, addressed as follows:

                if to TMCA Co. or the Representatives:

                TMCA Co. Inc.
                c/o George G. Levin
                100 Bay Colony Lane
                Fort Lauderdale, FL  33308
                with a copy to:

                Ira C. Hatch, Jr., Esq.
                Ira C. Hatch, Jr., P.A.
                Suite 300
                1600 Southeast 17th Street
                Fort Lauderdale, FL  33316

                and
                James S. Cassel, P.A./William C. Phillippi, P.A.
                Broad and Cassel
                Miami Center, Suite 3000
                201 South Biscayne Blvd.
                Miami, FL  33131

                if to RTMC or OTM:

                Thinking Machines Corporation
                Attention:  Robert L. Doretti, President
                14 Crosby Drive
                Bedford, MA  01730

                with a copy to:

                Charles R. Dougherty, Esq.
                Hill & Barlow, a Professional
                  Corporation
                One International Place
                Boston, MA  02110

                if to the Creditors Committee:

                Gerald Wedell
                United States Steel and Carnegie Pension Fund
                767 Fifth Avenue, 9th Floor
                New York, New York 10153
                with a copy to:

                James F. Wallack, Esq. and
                Lester J. Fagen, Esq.
                Goulston & Storrs
                400 Atlantic Avenue
                Boston, Massachusetts 02110

                if to Lender:

                Ronald Kramer
                Ladenburg Thalmann Capital Corp.
                540 Madison Avenue
                New York, NY  10022

                with a copy to:

                Richard Lampen, Esq.
                New Valley Corporation
                International Place
                100 S.E. 2nd Street
                Miami, FL  33131

                and:

                David M. Friedman, Esq.
                Kasowitz, Benson, Torres & Friedman LLP
                875 Third Avenue
                New York, NY  10022

or to such other address of a party of which such party has given notice to the other parties pursuant to this Section. Any such notice or communication shall be deemed to have been duly given on the date of receipt if delivered by hand or overnight courier service or sent by telex, graphic scanning or other telegraphic communications equipment of the sender, or on the date two business days after dispatch by certified or registered mail, if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

         12.9 Severability. The provisions of this Agreement are severable and the invalidity of any provision shall not affect the validity of any other provision, provided that the invalidity of such provision does not violate or materially affect the overall business transaction between the parties hereto.

         12.10 Captions. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

         12.11 Gender. All pronouns used herein shall include the masculine, feminine and neuter gender, as the context requires.

         12.12 No Third-Party Beneficiaries. The Parties hereto have entered into this Agreement for their own benefit and do not intend to benefit any other person or entity thereby, other than the Creditors Committee and the Lender (it being understood that the Lender and the Creditors Committee are intended to be beneficiaries of this Agreement), which shall receive notice of any amendment to this Agreement and the consent of which shall be required for any material amendment to this Agreement, which consent shall not be unreasonably withheld.

         12.13 Governing Law. The execution, interpretation, and performance of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts which apply to contracts executed and performed solely in Massachusetts.

         12.14 Lender's Right to Enforce Remedies. The parties to this Agreement acknowledge and agree that, in order to induce the Lender to make available the financing necessary to consummate the transactions contemplated hereby, the Lender has requested and the parties hereto expressly agree that the Lender may enforce any and all of the TMCA Co.'s rights or remedies hereunder regardless of whether TMCA Co. consents thereto or is itself enforcing such rights or remedies.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a document under seal as of the date first above written.

                                  THINKING MACHINES CORPORATION

                                  By: /s/  Robert L. Doretti
                                     ------------------------------------------
                                     Robert L. Doretti, President

                                  OTMC CORPORATION

                                  by: /s/  Robert L. Doretti
                                     ------------------------------------------
                                     Robert L. Doretti, President

                                  TMC ACQUISITION CORP.

                                  By: /s/  George Levin
                                     ------------------------------------------
                                     Title:

The undersigned hereby:

(1)      consents and agrees to this Amended and Restated Merger Agreement; and

(2) from and after the date on which the Required Net Offering Proceeds have been deposited into the Escrow Fund pursuant to the Escrow Agreement,

                  (i) agrees that it will not offer to sell, engage in any negotiations with third parties, or entertain any offers from third parties regarding an investment in either OTM or RTMC or the acquisition of all or any portion of the equity securities, business or assets of either entity, unless TMCA Co. has materially breached any representation, warranty, covenant or agreement in the Merger Agreement (and Lender or TMCA Co. has failed to cure such breach within seven (7) calendar days after written notice thereof has been given to it) or has not met one or more closing conditions set forth in Article IX of the Merger Agreement by the Termination Date; and

                  (ii) agrees to (x) actively cooperate and participate in obtaining the necessary voted acceptances for confirmation of the Plan and confirmation by the Bankruptcy Court of the Plan, (y) take no actions inconsistent with confirmation of the Plan and (z) not participate in any discussions or negotiations with any third party with respect to any transaction that might conflict or compete with confirmation of the Plan.

Official Committee of Unsecured Creditors of Thinking Machines Corporation

     By: /s/ Gerald W. Wedell                          Date: January 10, 1996
        ------------------------------------------           ------------------
        Title:  Chairman

The above covenants shall terminate upon the termination of the Merger
Agreement.

The undersigned hereby agrees to undertake (i) the representations and warranties set forth in Sections 4.13 through 4.22 of this Amended and Restated Merger Agreement, (ii) the covenant set forth in Section 6.11 of this Amended and Restated Merger Agreement, (iii) the closing conditions set forth in Sections 9.12 through 9.16 of this Amended and Restated Merger Agreement and
(iv) the grant of security interest set forth in Section 6.10 of this Amended and Restated Merger Agreement.

Ladenburg Thalmann Capital Corp.

     By: /s/ Ronald J. Kramer                          Date: January 9, 1996
        ------------------------------------------           ------------------
        Title:  Chairman

                                    Exhibits

Exhibit A - Certificate of Merger
Exhibit B - Amended and Restated Certificate of Incorporation
Exhibit C - Amended and Restated By-Laws
Exhibit D1 - Class A Warrant
Exhibit D2 - Class B Warrant
Exhibit E - Registration Rights Agreement
Exhibit F - Audited Financials
Exhibit G - Unaudited Financials
Exhibit H - TMCA Co. Unaudited Financial
Exhibit I - Thinking Machines Closing Certificates
Exhibit J - TMCA Co. Closing Certificate
Exhibit K - Patent License
Exhibit L - Software Patent License
Exhibit M - Escrow Agreement
Exhibit N - Plan

                                      (i)

                                    Schedules

Schedule 3.3 - No Violation
Schedule 3.6 - No Adverse Change
Schedule 3.7 - Subsidiaries
Schedule 3.9 - Interest of Officers
Schedule 3.11 - Insurance
Schedule 3.12 - Intellectual Property
Schedule 3.13(a) - RTMC Material Contracts
Schedule 3.13(b) - OTM Material Contracts
Schedule 3.13(c) - OTM Material Contracts Not In Full Force, etc.
Schedule 3.13(d) - RTMC Material Contracts Not Being Assigned
Schedule 3.14 - Litigation
Schedule 3.16 - Employee Benefit Plans
Schedule 3.22 - Compliance with Applicable Law
Schedule 3.23 - Required Approvals
Schedule 3.24 - List of Assets and Assumed Liabilities
Schedule 3.25 - Product Liability
Schedule 3.26 - Inventory
Schedule 3.27 - Product Warranty
Schedule 4.3 - Finder's and/or Placement Fee
Schedule 4.9 - Required Approvals
Schedule 6.2 - Conduct of RTMC prior to the Closing
Schedule 6.4(b) - Certain Associated Liabilities

                                      (ii)